Exhibit 10.1

September 26, 2006

Board of Directors

The Rowe Companies

1650 Tysons Boulevard

McLean, Virginia 22102

Re: Salary Deferral

Gentlemen:

To facilitate Debtor in Possession Financing from GE, I have agreed to defer all of my salary except for $1 per month during the 10 week period commencing September 1, 2006. Thus, during such 10 week period, I will receive $1 per month plus my health, dental and life insurance benefits as well as the other fringe benefits that I was receiving as of August 31, 2006.

I have agreed to this salary deferral with the understanding that I will have a claim as an employee, for the full amounts owed to me in both the pre-petition and post-petition periods, and that these claims will be paid in accordance to law and at the earliest time practicable.

Sincerely,

/s/ Gerald M. Birnbach
Gerald M. Birnbach

cc: G. W. Angle

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